[ON CHAPMAN AND CUTLER LLP LETTERHEAD]

August 3, 2015

The Integrity Funds
1 Main Street North
Minot, North Dakota 58703

Re:	The Integrity Funds

Ladies and Gentlemen:

We have served as counsel for The Integrity Funds (the "Fund"), which proposes to offer and sell Class C shares of beneficial interest of two series of the Fund designated Integrity Growth & Income Fund and Integrity Dividend Harvest Fund (each such series, a "Series" and such Class C shares of beneficial interest, the "Class C Shares") in the manner and on the terms set forth in its Post-Effective Amendment No. 81 (under the Securities Act of 1933, as amended) and Amendment No. 82 (under the Investment Company Act of 1940, as amended) (the "Amendment") to its Registration Statement to be filed on or about August 3, 2015 with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, respectively.

In connection therewith, we have examined such pertinent records and documents and matters of law as we have deemed necessary in order to enable us to express the opinions hereinafter set forth, including the Fund's Declaration of Trust dated October 31, 1997 (the "Declaration of Trust"), Bylaws, Amendment, and Amended Certificate of Series Designation, actions of the Fund's Board of Trustees at a meeting held to consider the issuance of the Class C Shares, and a certificate executed by an appropriate officer of the Fund certifying and attaching copies of the Fund's Declaration of Trust, Bylaws, and Amended Certificate of Series Designation, and certain actions of the Fund's Board of Trustees authorizing the issuance of the Class C Shares.

In such examination, we have assumed the genuineness of all signatures, the conformity to the originals of all of the documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document.

Our opinion, as set forth herein, is based on the facts in existence on the date hereof and is limited to the Delaware Statutory Trust Act as in effect on the date hereof (excluding any cases decided thereunder). We express no opinion with respect to any other laws.

Based upon and subject to the foregoing and the qualifications set forth below, we are of the opinion that:

The Class C Shares of the Fund which are currently being registered by the Amendment referred to above may be legally and validly issued from time to time in accordance with the Fund's Declaration of Trust, the Fund's Bylaws and the Fund's Amended Certificate of Series Designation, and subject to compliance with the Securities Act of 1933, as amended, the Investment Company Act of 1940, as amended, and applicable state laws and the receipt by the Fund of a purchase price of not less than the net asset value per share, and such Class C Shares, when so issued and sold, will be legally issued, fully paid and non-assessable, except that as set forth in the Amendment, shareholders of the Fund may under certain circumstances be held personally liable for its obligations.

This opinion is rendered solely in connection with the filing of the Amendment and solely with respect to the Class C Shares to be issued pursuant thereto. We hereby consent to the filing of this opinion as an exhibit to the Amendment (File No. 33-53698) relating to the Class C Shares referred to above, to the use of our name and to the reference to our firm in said Amendment. In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder. Except as specifically authorized above in this paragraph, this opinion is not to be quoted in whole or in part or otherwise referred to, nor is it to be filed with any government agency or any other person (except when required to be filed as an exhibit to the Amendment), without, in each case, our prior written consent. This opinion is given to you as of the date hereof, and we assume no obligation to advise you of any change that may hereafter be brought to our attention. The opinions expressed herein are matters of professional judgment and are not a guarantee of result.

Respectfully submitted,

CHAPMAN AND CUTLER LLP